Exhibit 10.6

EMPLOYMENT AGREEMENT
BETWEEN
COMMUNITY TRUST BANK
&
LANCE HALL

Employment Agreement
This Employment Agreement (hereinafter referred to as “Agreement”) is made and entered into effective as of the October 1, 2008, by and between:
Community Trust Bank, a bank chartered under the laws of the State of Louisiana and domiciled in Lincoln Parish, Louisiana, and/or its Substantial Subsidiaries, jointly or individually, appearing herein through Drake Mills, its CEO and President, hereinafter called “Employer,”
And
M. Lance Hall, an adult resident and domiciliary of Lincoln, Parish, Louisiana, whose mailing address is 2508 Hillside Drive, Ruston, LA 71270 , hereinafter referred to as “Employee.”
1.Definitions:

A.
Substantial Subsidiaries - Banking or non-banking subsidiaries of Community Trust Bank as of the date of this Agreement, or any measurement or assessment date thereafter, that comprise 25% or more of the total assets of Community Trust Bank, accounted for as a consolidated entity

B.
Investor -An individual, partnership, corporation or other legal entity that owns voting stock in Community Trust Bank and/or any of its Substantial Subsidiaries, exclusive of Community Trust Bank, as the parent.

C.
Investor Group - A group of Investors, acting under a formal or informal agreement or arrangement and/or under a common objective, common purpose or to the joint mutual benefit that is distinguishable from all Investors, as a group.

D.
Base Salary - The amount of compensation paid to, or on behalf of, the Employee by the Employer exclusive of:: cash or non-cash bonuses, deferred compensation arrangements, contributions to employment benefit plans, life insurance premiums, membership dues, reimbursement of travel and business related expenses, and any other non-compensation related payments to the Employee by the Employer.

2.    Employment and Duties: Employer hereby employs Employee in the capacity as Executive Vice President, North Central Louisiana Market President and to perform such other duties consistent with Employee's executive status all as may be determined and assigned to Employee by Employer. This Agreement supersedes any and all "at will" employment provisions of the Employer with respect to the Employee and shall serve as the complete and comprehensive basis of the employment relationship between the Employer and Employee.
3.    Performance: Employee shall devote his full time (except for reasonable vacation time and absence due to sickness or similar disability) attention and best efforts to the duties set forth in Section 2 above and shall generally perform his duties the same level of competency and intensity as Employer has come to expect based either upon his past performance or that of a person in a similar position with similar duties and responsibilities.
4.    Term: The term of the Agreement is for a period of five years and is renewable upon the mutual agreement of both the Employer/Employee at the conclusion of the initial contract period.
5.    Compensation: For all services to be rendered by Employee in any capacity hereunder Employer agrees to pay Employee a base salary (Base Salary") to be established annually by Employer at a rate not less than $6,250 in equal semi-monthly installments which is equivalent to $150,000 per year.

In addition to the Base Salary to be paid to Employee hereunder, Employer agrees to pay Employee an annual bonus (“Bonus”) in such amount and based upon such formulae and criteria as may be determined by the Employer from time to time.
6.    Insurance: Employer shall provide Employee with medical and hospitalization insurance, disability income insurance and group life insurance upon such terms and conditions as may be determined by the Employer from time to time and through such programs as is provided to other employees of Employer.
Employee agrees that Employer, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance in any amount or amounts considered advisable; and that Employee shall have no right, title or interest therein (except as otherwise provided), and further, agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.
7.    Pension and Profit Sharing: Employer shall include Employee in all Employer sponsored 401K Plans and other pension and profit-sharing plans in a comparable manner as provided for Employer’s other executive officers.
8.    Miscellaneous Benefits: Employer agrees to provide Employee with the following additional benefits at Employer’s sole expense:

A.
Professional dues and program costs for all professional organization memberships and continuing education programs deemed reasonably necessary by Employee to maintain his professional standing as EVP, North Central Louisiana Market President of Employer;

B.	PTO benefits as are granted pursuant to Employer's policy;

C.	All expenses, including meals, lodging, transportation and miscellaneous for business and related travel. Employer agrees to reimburse Employee for said travel expenses upon written request;

D.
Disability benefits, to include payment to Employee of the periodic Base Salary installments as stated above, commencing on the date the Employee is unable to perform his duties as EVP, North Central Louisiana Market President and continuing until disability benefits are provided to the Employee from the disability insurance provider.

E.	Monthly membership dues at Squire Creek Country Club

F.	Provide auto -gas, servicing and insurance provided by bank.
9.    Termination: Notwithstanding anything contained in this Agreement to the contrary, and subject to the provisions of Section 16, and unless otherwise agreed to in writing by Employer and Employee, this Agreement shall terminate upon the occurrence of any of the following events:

A.	At any time by mutual agreement in writing between Employer and Employee;

B.	Immediately upon the death of the Employee;

C.
Immediately upon the Employee becoming permanently and totally disabled, which shall result in the permanent inability to satisfactorily perform the Employee's regular duties as performed prior to such disability, which disability shall be determined by a panel of three (3) physicians by a majority vote, which panel shall be comprised of one physician selected by Employer, one physician selected by Employee, and third physician selected by the two panel members selected by the Employer and Employee. The majority vote of the three member panel shall be sufficient to determine whether Employee is permanently and totally disabled from performing his regular duties, imposed upon him by this Agreement;

D.	For “cause” which, for purposes of this Agreement , shall mean:
(i) Immediately upon a finding by Employer and supported by a physician's review that the Employee is addicted to intoxicating drugs (including alcohol), which materially and adversely affects his ability to perform his duties outlined herein;
(ii) A conviction, guilty plea or no contest plea to a felony offense and entered before a criminal court of competent jurisdiction involving Employee's dishonesty or moral turpitude;
(iii) Willful, substantiated and material disloyalty of Employee to Employer that caused or is likely to cause demonstrable injury or damages to Employer;
(iv) Failure of Employee to perform the duties and obligations as set forth in this Agreement, after Employee is provided notice of such failure(s) and a reasonable opportunity (not to exceed 90 days) to cure them.
Employee shall be provided a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provisions so indicated, (iii) the termination date.
10.    Compensation upon Termination of Employment:

A.
Upon termination of this Agreement in accordance with Section 9 above, Employee shall be entitled to receive such Base Salary and other benefits as may be provided in this Agreement and as are accrued and unpaid as of Employee’s last day of employment. Such benefits shall include (except in the event of a termination pursuant to Section 9 D), Employee’s bonus equal to the bonus paid the Employee for the year immediately preceding the year during which termination occurs prorated based upon the number of days Employee was employed during such year.

B.	Notwithstanding any of the foregoing, in the event there is a change of control of the Employer, Employee will be entitled to additional benefits. Change of control shall be defined as follows:

i.	An event that occurs subsequent to the date of this Agreement, and

ii.
Whereby an Investor and/or Investor Group acquires or accumulates, through equity dividends, grants, stock options, purchases, inheritances or otherwise, inclusive of options to acquire stock in the future and that said options are deemed irrevocable or enforceable, fifty percent (50%) or more of the value or voting power of the Employer's then issued and outstanding capital stock of Community Trust Bank and/or any of its Substantial Subsidiaries; or

iii.
Community Trust Bank completes a merger or consolidation with another corporation, other than a merger or consolidation which would result in the voting securities of Community Trust Bank outstanding immediately prior thereto continuing to represent (either by remaining securities outstanding or by being converted into voting securities of the surviving entity) more than fifty-one percent (51%) of the combined voting power of the voting securities of the Community Trust Bank, as applicable, or such surviving entity outstanding immediately after such merger.

C.
In the event that Employer undergoes a change of control, as outlined hereinabove, in addition to all other compensation accrued through the date of termination of this Agreement, the Employer is required to notify the Employee in writing within ten (10) business days following the change in control and the Employee shall be entitled as full and final consideration of Employer's obligation hereunder

i.	To receive a payment within 30 days following the change of control in an amount equal to twenty-four (24) months Employee's then current Base Salary;

ii.
To receive a payment within 30 days following the change of control in an amount equal to two times the average of the Bonus paid to Employee during the three (3) calendar years immediately preceding the termination of this Agreement;

iii.
To exercise any or all of Employee's outstanding and unexercised stock options (whether vested or not) to purchase shares of Employer, which as of the date of this Agreement shall equal Twenty-Five Thousand (25,000) such options at the price and upon such other terms and conditions as are set forth in Section 11.

D.
If the Employee and Employer agree, the employment relationship between the Employer and Employee may continue beyond the change in control date to a mutually agreed upon future date. Should such a mutual arrangement occur, the resulting terms and conditions of the future employment relationship shall be committed to writing and added as an addendum to this Agreement. With the exception of the specific provisions of this Agreement that are superseded by said addendum, all provisions of this Agreement will remain in force until the conclusion of the employment relationship between the Employer and Employee. Should this Agreement be extended beyond the change in control date, all payments of cash and vesting of stock will occur within ten business days following tl1e change in control date within the provisions of Section 10(E). Post employment insurance provisions will automatically be deferred to become effective upon the final date of termination of employment.

E.
Employer shall, upon termination of this Agreement, transfer to Employee any and all life insurance policies which Employer may have acquired, insuring the life of Employee, together with any and all cash values, if any. Change of ownership shall include the right of Employee to change the beneficiary to whichever beneficiary Employee designates.

Notwithstanding the specific provisions as stated herein, all amounts to be paid to Employee pursuant to this Section 10 shall be paid, transferred or provided to the Employee by the Employer no later than sixty (60) days following the Employee’s termination of this Agreement.
11.    Option to Purchase Stock: Conditional upon this Agreement being in full force and effect and Employee not being in default hereunder, Employee shall, effective on or before November 10, 2008, be granted the option to purchase up to fifteen thousand (15,000) shares of common stock of Employer for a price equal to the lower of Twenty Four Dollars and 57 cents ($24.57) dollars per share or such other lower price per share as occurs in any sale(s) of additional shares of common stock by Employer over the next six (6) months. Vesting period shall be effective on date of hire and options shall be fully vested over a five (5) year term at 20% (3000 shares) per year. In the event the agreement is terminated for any reason as provided, or if this agreement expires, the employee will immediately thereupon cease to be granted additional options as provided for herein. However, the employee will remain totally vested in those unexercised options to which he was vested as of the date of this agreement termination and/or expiration. Notwithstanding the above, under no circumstances will any option, as granted by the agreement be exercisable later then December 31, 2016. The total number of shares which Employee may acquire pursuant to this Section shall not exceed fifteen thousand (15,000) shares. The options herein granted to Employee are personal to Employee and, except as provided for under Section 16, shall not be encumbered, assigned, transferred or otherwise disposed of. Such options shall be exercised by written notice delivered to Employer together with a cashier's check for the respective purchase prices of stock in respect of the options being exercised. No option granted hereunder constitutes an offer to purchase until Employee is provided with, or given reasonable access to full and fair disclosure of all material information relating to the business and affairs of Employer and the purchase of stock. At any time, the remaining number of unexercised shares and related exercise price per share of the Employers common stock available for purchase as described in this

Section, are to be adjusted ratably to reflect changes to the Employer's total issued and outstanding common stock caused by the Employer's actions subsequent to the date of this Agreement so that the resulting number of unexercised shares, calculated as a percentage of total common shares issued and outstanding, or the related value of the exercise price per share, are equivalent in value immediately following the change as they were immediately prior to the change. Such events include, yet are not limited to, stock dividends, stock splits, and issuances of additional classes of common stock.
12.    Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail as follows:
Notice to Employer: Community Trust Bank
Attn: Drake Mills
1511 N. Trenton St.
Ruston, LA 71270

Notice to Employee: M. Lance Hall
508 Hillside Drive
Ruston, LA 71270

13.    Entire Agreement: This Agreement as written and its terms, conditions and provisions shall represent and constitute the entirety of the employment agreement existing between the parties hereto and shall supersede any and all other agreements, writings, conversations or representations, if any, made by either party or their representatives, agents or employees at any time either prior to or subsequent to the execution of this Agreement. This Agreement, and any written amendments hereto, shall apply to and be binding upon the Employer and Employee, together with their agents, successors, assigns and inheritors, as the case may be.
14.    Waivers: The waiver by any party hereto of a breach of any provision of this Agreement unless or until executed in writing by the parties hereto with the same formality attending execution of this Agreement, and signed by both the Employer and Employee.
15.    Amendment: No amendment or modification of this Agreement shall be deemed effective unless or until executed in writing by the parties hereto with the same formality attending execution of this Agreement, and signed by both Employer and Employee.
16.    Designated Beneficiarv: In the event of the Employee’s death or determination of total and permanent disability as provided for in Section 9(B) and Section 9(C) whereupon the Employee could not legally act on his/her own behalf, the Employee’s designated beneficiary(s) shall be entitled to receive any and all amounts or other benefits specified in this Agreement, including any extensions thereto as documented in an addendum, as would the Employee had he been alive or of full capacity and make elections under the terms of this Agreement in the same capacity as the Employee for a period of no more than ninety (90) calendar days following the Employee’s date of death or disability determination. The Employee shall designate his beneficiary in writing to the Employer upon execution of this Agreement and may amend his designation at any time and from time to time through written notice to the Employer. Individuals designated as beneficiaries by the Employee must be of majority age at the date of designation.
17.    Assignment: The performance of all the obligations under this Agreement are personal and non-inheritable obligations of the Employee and shall not be assignable to others.
18.    Governing Law: This Agreement having been executed and delivered in the State of Louisiana will have its validity, interpretation, performance and enforcement governed by the laws of said state

Thus done and signed at Ruston, Louisiana, on this 10th day of October, 2008.

Employer:	Employee:

/s/ Drake Mills	/s/ M. Lance Hall
Community Trust Bank		M. Lance Hall
By Drake Mills
President & CEO